SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT ("Agreement"), dated this 15th day of April, 2020, is by and between Joseph Fiore ("Fiore"), Berkshire Capital Management Company, Inc. ("Berkshire") and SPYR, Inc. (fka Eat at Joe's, Ltd.) ("SPYR"). Fiore, Berkshire and SPYR may collectively be referred to as the "Defendants." The Defendants may each be referred to as a "Party" or collectively as the "Parties."

RECITALS

A. On or about June 18, 2018, the SEC commenced a civil action with the U.S. District Court for the Southern District of New York ("Court") by filing a Complaint against the Defendants; styled as *United States Securities and Exchange Commission v. Fiore, et. al*, Case No. 18-CV-5474 (the "Civil Action").

B. In early 2020, the Parties reached a settlement with the SEC in the Civil Action under which, among other terms, the Defendants would be jointly and severally liable for payment of $2,000,000.00 to the SEC for disgorgement and interest, which amount is payable upon entry of judgment by the Court (the "Initial Payment"). In addition, each Party would be liable for separate payments to the SEC of $500,000.00 each within one year of the entry of judgment (each a "Second Payment").

C. In consideration of SPYR agreeing to the settlement, the Parties agreed that the Initial Payment would be paid in full by Berkshire and/or Fiore and Berkshire/Fiore deposited the full amount of the Initial Payment into the trust account of the Defendants' counsel for the purpose of making such Initial Payment to the SEC.

D. On or about April 14, 2020, the Court entered judgment against each of the Defendants, which judgments include the payment terms set forth in Recital B above.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the agreements, promises and covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, THE PARTIES HEREBY STIPULATE AND AGREE AS FOLLOWS:

1. **DEFENDANTS' OBLIGATIONS**: The Defendants stipulate and agree the following:

   a. **Initial Payment.** Fiore and/or Berkshire shall be responsible for the payment in full of the Initial Payment, which payment has already been deposited with counsel for Defendants. SPYR shall have no liability for the Initial Payment and shall not be required to pay any amount thereof to the SEC or to reimburse either Fiore or Berkshire for any amount thereof.

b. **Second Payments.** Each Defendant shall be responsible for the payment of his/its respective Second Payment. Notwithstanding the foregoing, nothing contained herein shall be deemed as preventing the payment of a Second Payment by a different Defendant.

2. **AMENDMENTS**: There are no oral promises, conditions, representations, understandings, interpretations, or terms of any kind as conditions or inducements to the execution hereof or in effect between the Parties. The Parties agree that this Agreement may not be amended or modified, except by a document in writing, signed by the Parties.

3. **COUNSEL**: The Parties acknowledge that they have sought and/or received the advice of legal counsel concerning the terms and effect of this Agreement and that this Agreement is in the best interest of the Parties.

4. **VOLUNTARY EXECUTION**: The Parties represent that they have full authority and complete competence to voluntarily execute this Agreement.

5. **PARTIES IN INTEREST**: This Agreement shall be binding upon and inure to the benefit of the Parties hereto, and their heirs, personal representatives, executors, trustees, agents, successors, assigns, affiliates, subsidiaries, and any and all other persons associated with the Parties in connection with any disputes and negotiations by and between the Parties arising within the Civil Action or any and all transaction history or business relationship by and between the Parties preceding this Agreement.

6. **SPECIFICALLY ENFORCEABLE**: In addition to all other available remedies, this Agreement shall be specifically enforceable by the Parties, and in the event of the failure of any of the Parties to comply with the terms of this Agreement, equitable and/or legal relief may be sought by the non-defaulting party and against the defaulting or breaching party. In the event of litigation to enforce the provisions of this Agreement, the prevailing party shall recover reasonable attorneys' fees and costs from the non-prevailing party or parties.

7. **GOVERNING LAW**: This Agreement shall be governed, construed, and enforced in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

8. **CHOICE OF VENUE**: Should any of the Parties pursue further litigation by commencing a future lawsuit, the Parties agree to submit to the jurisdiction of the District Court for the County of Westchester, State of New York.

9. **COSTS**: Each of the Parties shall bear its own costs and attorneys' fees with respect to the negotiation and execution of this Agreement.

10. **ENTIRE AGREEMENT**: This Agreement constitutes the entire agreement of the Parties and supersedes all prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof. The Recitals set forth above are incorporated into and made a part of this Agreement.

11. **CONSTRUCTION**: The Parties have had a reasonable time to consider the terms of this Agreement, an opportunity to consult with independent legal counsel and an interpreter to review this Agreement, and the ability to revise and/or interpret any provision of this Agreement with the assistance of counsel and/or an interpreter. Therefore, any ambiguity contained in this Agreement shall not be construed more strictly against the drafting party, as the Parties consider that each has contributed materially and substantially to its preparation; and the Parties are deemed to understand all terms set forth herein.

12. **HEADINGS**: The headings and/or captions contained in this Agreement are for convenience and reference purposes only, and shall not govern, influence, or affect the meaning or interpretation of this Agreement.

13. **COUNTERPARTS**: This Agreement may be executed with facsimile signature in one or more counterparts, and by each of the Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

14. **MISCELLANEOUS PROVISONS**:

a. If any provision of this Agreement is unenforceable for any reason, any reviewing Court shall endeavor to interpret and enforce the remaining provisions as written;

b. When used herein, unless the context shall otherwise provide, the singular shall include the plural and the plural shall include the singular, and the use of any gender shall include all genders;

IN WITNESS WHEREOF, the Parties have executed this Agreement, effective as DATED on the date set forth above in the introductory paragraph of this Agreement.

Joseph Fiore

By: ______________________

Name: Joseph Fiore

Berkshire Capital Management Company, Inc.

By: ______________________, President

Name: Joseph Fiore, President

SPYR, Inc. James R. Thompson, CEO & President

Digitally signed by James R. Thompson, CEO & President
DN: cn=James R. Thompson, CEO & President, o=SPYR, Inc., ou, email=jthompson@spyr.com, c=US
Date: 2020.04.21 14:15:17 -06'00'

By: ______________________

Name: James R. Thompson, CEO and President